UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2006

BRONCO DRILLING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51471	20-2902156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100 Oklahoma City, OK		73134
(Address of principal executive offices)		(Zip code)

(405) 242-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 18, 2006, Bronco Drilling Company, Inc. (the “Company”) completed the acquisition of six operating rigs and certain other assets, including heavy haul trucks and excess rig equipment and inventory, from Big A Drilling, L.C. (“Big A”) pursuant to the terms of an asset purchase agreement dated as of December 16, 2005. The purchase price for the assets consisted of (1) $16.3 million paid in cash and (2) 72,571 shares of the Company’s common stock, par value $0.01 per share (the “Stock Consideration”). The Company has agreed to file with the Securities and Exchange Commission, on or about August 16, 2006, at its sole cost and expense, a registration statement on Form S-3 registering the Stock Consideration for resale by Big A. At closing, the Company also entered into a lease agreement with an affiliate of Big A (the “Lease”) pursuant to which the Company leased a rig refurbishment yard located in Woodward, Oklahoma. The Lease has an initial term of six months, and the Company has the option to extend the initial term for a period of three years following the expiration of the initial term. The Company will pay a monthly rent of $5,000 during the initial term, and will have the option to purchase the leased premises at any time during the term of the Lease for a purchase price of $200,000.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 13, 2006, the Company and its subsidiaries entered into a credit agreement (the “Credit Agreement”) with Fortis Capital Corp., as administrative agent, lead arranger and sole bookrunner, and a syndicate of lenders, which include The Royal Bank of Scotland plc, The CIT Group/Business Credit, Inc., Calyon Corporate and Investment Bank, Merrill Lynch Capital, Comerica Bank and Caterpillar Financial Services Corporation. The Credit Agreement provides for a revolving credit facility of up to $150 million, maturing on January 13, 2009. Revolving loans pursuant to the Credit Agreement bear interest at LIBOR plus a margin that can range from 2.0% to 3.0% or, at the Company’s option, the prime rate plus a margin that can range from 1.0% to 2.0%, depending on the ratio of the Company’s outstanding senior debt to adjusted EBITDA.

The Credit Agreement also provides for a quarterly commitment fee of 0.5% per annum of the unused portion of the revolving credit facility, and fees for each letter of credit issued under the facility. The Company’s subsidiaries have guaranteed the loans and other obligations under the Credit Agreement. The obligations under the Credit Agreement and the related guarantees are secured by a first priority security interest in substantially all of the assets of the Company and its subsidiaries, as well as the shares of capital stock of the Company’s direct and indirect subsidiaries.

The Credit Agreement contains customary covenants for facilities of such type, including among other things covenants that restrict the Company’s ability to make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. The financial covenants are a minimum fixed charge coverage ratio and a maximum total leverage ratio. The Credit Agreement provides for mandatory prepayments under certain circumstances as more fully discussed in the Credit Agreement attached as an exhibit to this report.

The Credit Agreement contains various events of default, including failure to pay principal and interest when due, breach of covenants, materially incorrect representations, default under certain other agreements, bankruptcy or insolvency, the occurrence of specified ERISA events, entry of enforceable judgments against the Company in excess of $3 million not stayed, and the occurrence of a change of control. If an event of default occurs, all commitments under the revolving credit facility may be terminated and all of the Company’s obligations under the Credit Agreement could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the document attached as an exhibit to this report.

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Item 3.02. Unregistered Sales of Equity Securities.

In connection with the acquisition of assets from Big A disclosed in Item 2.01 above, the Company issued 72,571 shares of its common stock, par value $0.01 per share. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Credit Agreement, dated as of January 13, 2006, by and among Bronco Drilling Company, Inc., certain subsidiaries of Bronco Drilling Company, Inc., the financial institutions party thereto and referred to therein as Lenders, Fortis Capital Corp., as administrative agent, lead arranger and sole bookrunner, Merrill Lynch Capital and The Royal Bank of Scotland plc, as co-syndication agents, and Calyon New York Branch and The CIT Group/Business Credit, Inc., as co-documentation agents.

10.2*	Asset Purchase Agreement dated as of December 16, 2005, by and between Bronco Drilling Company, Inc. and Big A Drilling, L.C.

*	Filed herewith.

[Signature Page to Follow]

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.

Date: January 20, 2006	By:	/s/ ZACHARY M. GRAVES
Zachary M. Graves
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1*	Credit Agreement, dated as of January 13, 2006, by and among Bronco Drilling Company, Inc., certain subsidiaries of Bronco Drilling Company, Inc., the financial institutions party thereto and referred to therein as Lenders, Fortis Capital Corp., as administrative agent, lead arranger and sole bookrunner, Merrill Lynch Capital and The Royal Bank of Scotland plc, as co-syndication agents, and Calyon New York Branch and The CIT Group/Business Credit, Inc., as co-documentation agents.

10.2*	Asset Purchase Agreement dated as of December 16, 2005, by and between Bronco Drilling Company, Inc. and Big A Drilling, L.C.

*	Filed herewith.